                                                                    EXHIBIT 4.53


                              AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT

                          dated as of December 13, 1999

                                      among

                          CLASSIC COMMUNICATIONS, INC.,

                               BRERA CLASSIC, LLC,

                                       and

                      the additional parties named herein.

                                TABLE OF CONTENTS


                                                                                                Page
                                                                                                ----


SECTION 1.  DEFINITIONS ......................................................................   2
         1.1      Capitalized Terms ..........................................................   2
         1.2      Defined Terms ..............................................................   2
         1.3      General Interpretive Principles ............................................   7

SECTION 2.  REGISTRATION RIGHTS ..............................................................   7
         2.1      Demand Registrations .......................................................   7
         2.2      Piggyback Registrations ....................................................  12
         2.3      Lock-Up Period for the Company and Others ..................................  14
         2.4      Registration Procedures ....................................................  15
         2.5      Underwritten Offerings .....................................................  23
         2.6      No Inconsistent Agreements; Additional Rights ..............................  24
         2.7      Registration Expenses ......................................................  24
         2.8      Indemnification ............................................................  25
         2.9      Rules 144 and 144A .........................................................  30
         2.10     Effectiveness ..............................................................  31
         2.11     Star Cable Associates ......................................................  31

SECTION 3.  MISCELLANEOUS ....................................................................  31
         3.1      Entire Agreement ...........................................................  31
         3.2      Injunctive Relief ..........................................................  31
         3.3      Attorneys' Fees ............................................................  31
         3.4      Notices ....................................................................  32
         3.5      Successors, Assigns and Transferees ........................................  33
         3.6      Headings ...................................................................  34
         3.7      Severability ...............................................................  34
         3.8      Amendment; Waiver ..........................................................  34
         3.9      Counterparts ...............................................................  35
         3.10     Representations and Warranties .............................................  35
         3.11     Governing Law ..............................................................  35
         3.12     Consent to Jurisdiction and Service of Process; Appointment of Agent for
                  Service of Process .........................................................  35
         3.13     Waiver of Jury Trial .......................................................  36


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




                              AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT


                  THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of December 13, 1999, is by and among Classic Communications, Inc., a Delaware corporation (the "Company"), Brera Classic, LLC, a Delaware limited liability company ("Brera"), J. Merritt Belisle ("Belisle"), Steven E. Seach ("Seach") and Bryan D. Noteboom ("Noteboom") (Belisle, Seach, and Noteboom are collectively referred to as the "Management Stockholders" and individually as a "Management Stockholder"), BT Capital Partners, Inc., a Delaware corporation ("BT Capital"), Union Bancal Venture Corporation, a Delaware corporation ("Union Bancal"), The Chase Manhattan Bank, N.A. ("Chase"), Austin Ventures, L.P., a Delaware limited partnership ("Austin"), Austin Ventures III-A, L.P., a Delaware limited partnership ("Austin III-A"), Austin Ventures III-B, L.P., a Delaware limited partnership ("Austin III-B"), Texas Growth Fund, a trust fund created by the Constitution of the State of Texas ("Growth Fund"), and BA Capital Company, L.P., successor in interest to NationsBanc Capital Corp., a Texas Corporation ("BA Capital") (BT Capital, Union Bancal, Chase, Austin, Austin III-A, Austin III-B, Growth Fund and BA Capital are collectively referred to as the "Current Investors" and individually as a "Current Investor"). The parties (other than the Company) and any Person who hereafter acquires shares of Equity Securities (as defined herein) pursuant to the provisions of, and subject to the restrictions and rights set forth in, this Agreement, shall sometimes hereinafter be referred to individually as a "Stockholder" and collectively as the "Stockholders."

                  WHEREAS, the Company and Brera have entered into an Investment Agreement, dated as of May 24, 1999 (the "Investment Agreement"), pursuant to which Brera has purchased, in the aggregate, from the Company, and the Company has sold to Brera, 6,490,734 shares of voting common stock, par value $0.01 per share (the "Voting Common Stock"), of the Company;

                  WHEREAS, the Company is in the process of conducting an Initial Public Offering;

                  WHEREAS, as part of the Initial Public Offering, all of the currently outstanding shares of Voting Common Stock will be converted to Class B Voting Common Stock, par value $0.01 per share ("Class B Common Stock") convertible into Class A Voting Common Stock, par value $0.01 per share ("Class A Common Stock"), on a one-for-one basis;



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

                  WHEREAS, the parties to this Agreement wish to provide for certain registration rights relating to the shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock;

                  WHEREAS, the parties to this Agreement wish to amend certain provisions of the Registration Rights Agreement, dated as of July 28, 1999 (the "Previous Registration Rights Agreement"), among the parties hereto, relating to the allocation of registrable securities; and

                  WHEREAS, this Agreement shall not become effective until completion of the Closing.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

                  1.1 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Investment Agreement.

                  1.2 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Adverse Disclosure" means public disclosure of material non-public information, which disclosure in the Board's good faith judgment after consultation with counsel to the Company (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

                  "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of power to direct the management and policies of that Person, whether through voting power, by contract or otherwise.


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

                  "Agreement" has the meaning set forth in the preamble hereto.

                  "Brera" has the meaning set forth in the preamble hereto.

                  "Brera Registrable Securities" means any Class A Common Stock held by or issuable to Brera upon conversion of shares of Class B Common Stock, and any securities that may be issued or distributed or be issuable in respect of any Brera Registrable Securities by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction; provided, however, that any such Brera Registrable Securities shall cease to be Brera Registrable Securities to the extent a Registration Statement with respect to the sale of such Brera Registrable Securities has been declared effective under the Securities Act and such Brera Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement. Unless otherwise provided herein, a percentage (or a majority) of the Brera Registrable Securities shall be determined based on the number of securities remaining unregistered.

                  "Board" means the board of directors of the Company.

                  "Business Day" has the meaning set forth in the Investment Agreement.

                  "Class A Common Stock" has the meaning set forth in the preamble hereto.

                  "Class B Common Stock" has the meaning set forth in the preamble hereto.

                  "Closing" means the closing of the Initial Public Offering of the Company.

                  "Common Stock" means the Voting Common Stock and Nonvoting Common Stock, par value $0.01 per share, of the Company.

                  "Company" has the meaning set forth in the preamble and includes the Company's successors by merger, acquisition, reorganization or otherwise.

                  "Company Public Sale" has the meaning set forth in Section 2.2(a).



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

                  "Current Investors" has the meaning set forth in the preamble hereto.

                  "Current Investors Registrable Securities" means any Class A Common Stock held by or issuable to the Current Investors upon conversion of shares of Class B Common Stock, and any securities that may be issued or distributed or be issuable in respect of any Current Investors Registrable Securities by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction; provided, however, that any such Current Investors Registrable Securities shall cease to be Current Investors Registrable Securities to the extent a Registration Statement with respect to the sale of such Current Investors Registrable Securities has been declared effective under the Securities Act and such Current Investors Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement. Unless otherwise provided herein, a percentage (or a majority) of the Current Investors Registrable Securities shall be determined based on the number of securities remaining unregistered.

                  "Demand Notice" has the meaning set forth in Section 2.1(f).

                  "Demand Period" has the meaning set forth in Section 2.1(e).

                  "Demand Registration" has the meaning set forth in Section 2.1(a)(iii).

                  "Demand Registration Statement" has the meaning set forth in
Section 2.1(a).

                  "Equity Securities" has the meaning set forth in the Investment Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

                  A "holder" or "holders" means, unless the context otherwise requires, any holder or holders of Registrable Securities (whether or not acquired pursuant to the Investment Agreement) who is a party hereto or who otherwise agrees in writing to be bound by the provisions of this Agreement.

                  "Indemnified Company Parties" has the meaning set forth in
Section 2.8(b).

                  "Indemnified Holder Parties" has the meaning set forth in
Section 2.8(a).

                  "Initial Public Offering" means a registered offering of Common Stock that results in net proceeds to the Company of at least $100 million and listing of the Common Stock on a national securities exchange or the Nasdaq Stock Market's National Market.

                  "Investment Agreement" has the meaning set forth in the recitals.

                  "Long-Form Registration" has the meaning set forth in Section 2.1(a)(i).

                  "Long-Form Demand Registration" has the meaning set forth in
Section 2.1(a)(iii).

                  "Loss" has the meaning set forth in Section 2.8(a).

                  "Management Registrable Securities" means any Class A Common Stock held by or issuable to Belisle, Seach or Noteboom upon conversion of shares of Class B Common Stock, and any securities that may be issued or distributed or be issuable in respect of any Management Registrable Securities by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction; provided, however, that any such Management Registrable Securities shall cease to be Management Registrable Securities to the extent a Registration Statement with respect to the sale of such Management Registrable Securities has been declared effective under the Securities Act and such Management Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement. Unless otherwise provided herein, a percentage (or a majority) of the Management Registrable Securities shall be determined based on the number of securities remaining unregistered.

                  "NASD" means the National Association of Securities Dealers, Inc.

                  "Person" means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.


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

                  "Piggyback Registration" has the meaning set forth in Section 2.2(a).

                  "Prospectus" means the prospectus included in any Registration Statement as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments and all other material incorporated by reference in such prospectus.

                  "Registrable Securities" means the Brera Registrable Securities, the Current Investors Registrable Securities and the Management Registrable Securities. For purposes of this Agreement, a "class" of Registrable Securities means the Brera Registrable Securities or the Current Investors Registrable Securities, as applicable.

                  "Registration" means a registration of the Company's securities for sale to the public under a Registration Statement.

                  "Registration Expenses" has the meaning set forth in Section 2.7(a).

                  "Registration Statement" means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

                  "Requesting Class" has the meaning set forth in Section
2.1(i).

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

                  "Short-Form Registration" has the meaning set forth in Section 2.1(a)(i).

                  "Short-Form Demand Registration" has the meaning set forth in
Section 2.1(a)(iii).


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

                  "Underwritten Offering" means a Registration in which securities of the Company are sold to an underwriter on a firm commitment basis for reoffering to the public.

                  "Voting Common Stock" means the voting Common Stock, par value $.01 per share, of the Company

                  1.3 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

SECTION 2. REGISTRATION RIGHTS.

                  2.1 Demand Registrations.

                         (a) Demand by Holders. (i) At any time after the Closing, but in no event within one hundred eighty (180) days of the effective date of a Registration Statement, the holder or holders of twenty (20%) or more of the Brera Registrable Securities at any time may request Registration under the Securities Act of all or part of their Brera Registrable Securities on Form S-1 or any similar long-form registration ("Long-Form Registration") or, if available, on Form S-3 or any similar short-form registration ("Short-Form Registration") by delivering a written notice to the Company to that effect; provided, however, that the aggregate offering value of the Brera Registrable Securities requested to be registered in any such Registration must be reasonably expected to equal at least $10,000,000.

                         (ii) At any time after the Closing, but in no event within one hundred eighty (180) days of the effective date of a Registration Statement, Current Investors holding a majority of the Current Investors' Registrable Securities at any time may request Registration under the Securities Act of all or part of their Current Investors Registrable Securities on any Long-Form Registration or, if available, any Short-Form Registration by delivering a written notice to the



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

          Company to that effect; provided, however, that the aggregate offering value of the Current Investors Registrable Securities requested to be registered in any such Registration must be reasonably expected to equal at least $10,000,000.

                         (iii) Any Long-Form Registration and Short-Form Registration requested pursuant to this Section 2.1(a), other than a Registration in which the Company sells any of its securities in a primary offering, are referred to herein, respectively, as a "Long-Form Demand Registration" and a "Short-Form Demand Registration." All Long-Form Demand Registrations and Short-Form Demand Registrations shall collectively be referred to herein as "Demand Registrations." Notwithstanding the foregoing, the Company will have the right to register and sell any of its securities in a Registration requested pursuant to this Section 2.1 (a) and all Registrations requested pursuant to this Section 2.1(a) in which the Company sells any of its securities in a primary offering, other than pursuant to an over-allotment option granted to underwriters in connection with such offering, shall not be deemed to be Demand Registrations and shall be considered Piggyback Registrations and will be governed by Section 2.2.

Each request for a Demand Registration shall specify the kind and aggregate amount of the class of Registrable Securities to be registered and the intended methods of disposition thereof. Upon such request for a Demand Registration, the Company shall file a Registration Statement relating to such Demand Registration (the "Demand Registration Statement"), and shall use its best efforts promptly to cause to become effective the Registration of such class of Registrable Securities (and all other Registrable Securities which the Company has been requested to register by any other holder pursuant to Section 2.1(f) hereof) under (i) the Securities Act, and (ii) the "Blue Sky" laws of such jurisdictions as any holder of Registrable Securities being registered under such Registration or any underwriter, if any, reasonably requests.

                  (b) Long-Form Demand Registrations. A maximum of four (4) Long-Form Demand Registrations may be requested by the holders of the Brera Registrable Securities pursuant to subparagraph (i) of Section 2.1(a), and a maximum of three (3) Long-Form Demand Registration may be requested by the holders of the Current Investors Registrable Securities pursuant to subparagraph
(ii) of Section 2.1(a). A Registration will not count as a Long-Form Demand Registration until it has become effective and unless the holders of Registrable Securities initially request-


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

ing such Registration are able to register and sell at least seventy-five percent (75%) of the Registrable Securities requested to be included in such registration.

                  (c) Short-Form Demand Registrations. In addition to the Long-Form Demand Registrations that may be requested pursuant to Section 2.1(b), the holders of Brera Registrable Securities and the Current Investors Registrable Securities will each, as a class, be entitled to request, pursuant and subject to the terms of Section 2.1(a), four (4) Short-Form Demand Registrations. Once the Company has become subject to the reporting requirements of the Securities Exchange Act, the Corporation will use its best efforts to make Short-Form Demand Registrations available for the sale of Registrable Securities.

                  (d) Demand Withdrawal. In the event that a Demand Registration is requested under Section 2.1(a), and the holders of the class of Registrable Securities later determine not to sell their Registrable Securities in connection with the registration requested, then prompt notice shall be given by such holders to the Company that the registration requested is no longer required and that the request is thereby withdrawn. Upon receipt of such notice, the Company shall cease all efforts to secure registration and shall take all action necessary and reasonably practicable to prevent the commencement of effectiveness for any registration statement that it is preparing or has prepared in connection with the withdrawn request. Such registration shall be deemed a Demand Registration for purposes of Sections 2.1(b) and (c) above, unless the withdrawing holders shall have paid or reimbursed the Company for all of the reasonable out-of-pocket fees and expenses incurred by the Company in connection with the registration of such withdrawn Registrable Securities.

                  (e) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Demand Registration Statement is declared effective by the SEC and remains effective for not fewer than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (in either case, such period being the "Demand Period"). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period, such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied.



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

                  (f) Demand Notice. Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.1(a) (but in no event more than five
(5) Business Days thereafter), the Company shall serve written notice (a "Demand Notice") of any such Registration request to all other holders of Registrable Securities, and the Company shall include in such Registration all such Registrable Securities of any holder with respect to which the Company has received written requests for inclusion therein within 30 days after the Demand Notice has been given to it. All requests made pursuant to this Section 2.1(f) shall specify the kind and aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

                  (g) Delay in Filing; Suspension of Registration. If the continued effectiveness of the Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the holders, suspend use of the Demand Registration Statement (a "Demand Suspension"); provided, however, that the Company shall not be permitted to exercise a Demand Suspension (i) more than three times during any twenty-four (24) month period, (ii) for a period exceeding forty (40) days on any one occasion, or (iii) for an aggregate period exceeding one hundred twenty (120) days in any twelve (12) month period with respect to more than one Demand Suspension. In the case of a Demand Suspension, the holders agree to suspend use of the Prospectus related to the Demand Registration in connection with any such sale or purchase or offer to sell or purchase of Registrable Securities upon receipt of the notice referred to above. The Company shall immediately notify the holders upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission therein and furnish to the holders such numbers of copies of the Prospectus as so amended or supplemented as the holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities to be included in such Registration.

                  (h) Underwritten Offering. If not less than a majority of the holders of any class of Registrable Securities requesting a Demand Registration so elect, the offering of Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. If any offering pursuant to a Demand Registration involves an Underwritten Offering, the holders of a majority of the Registrable Securities included in such Demand Registration shall, after consulting with the Company, have the right to select the managing underwriter or underwriters to administer the offering.

                  (i) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a Demand Registration (or, in the case of a Demand Registration not being underwritten, holders of a majority of the class of Registrable Securities requesting the Demand Registration (the "Requesting Class")), advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration (including securities of the Company for its own account or for the account of other Persons which are not holders of Registrable Securities) exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Company's Common Stock, the Company will include in such Registration, Registrable Securities sought to be registered therein and only such lesser number of other securities as shall, in the opinion of the managing underwriter or underwriters (or, in the case of a Demand Registration not being underwritten, holders of a majority of the Requesting Class) not be likely to have such an effect, allocated as follows:
(i) first, pro rata among all holders of Registrable Securities that have requested pursuant to this Section 2.1 to be included in such Registration, based on the fully diluted ownership of such holders (provided that any Registrable Securities allocated to any such holder pursuant to this clause (i) that exceed such holder's request will be reallocated among the remaining requesting holders of Registrable Securities in like manner) and (ii) second, and only if all of the Registrable Securities referenced in clause (i) have been included, any other securities eligible for inclusion in such Registration.

         2.2 Piggyback Registrations.

                  (a) Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its Equity Securities for its own account or for the account of any holders (other than (i) a Registration under Section 2.1 hereof, (ii) a Registration on Form S-4 or S-8 or any successor form to such Forms, (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, or (iv) a Registration of securities issued solely in an acquisition or business combination) (a "Company Public Sale"), then, as soon as practicable (but in no event less than thirty (30) days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to all holders of Registrable Securities and (unless all such Registrable Securities are then registered pursuant to Section 2.1) such notice shall offer the holders of such Registrable Securities the opportunity to register such number of Registrable Securities as each such holder may request in writing (a "Piggyback Registration"). Subject to
Section 2.2(b), the Company shall include in such Registration Statement all Registrable Securities requested within fifteen (15) Business Days after the receipt by the holder of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder) to be included in the Registration for such offering pursuant to a Piggyback Registration; provided, however, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holders of Registrable Securities entitled to request that such Registration be effected as a Demand Registration under Section 2.1, and (ii) in the case of a determination to delay registering and in the absence of a request for a Demand Registration, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each holder making a request for a Piggyback Registration pursuant to this Section 2.2(a) must participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each holder making a request for a Piggyback Registration pursuant to this Section 2.2(a) must participate in such offering on such basis. Each holder of Registrable Securities shall be permitted to withdraw all or part of such holder's Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof. No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1, nor shall any such registration hereunder be deemed to have been effected pursuant to Section 2.1. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2.2.

                  (b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering in a Piggyback Registration inform the Company and the holders of such Registrable Securities in writing that the total amount or kind of securities which such holders and any other

Persons intend to include in such offering exceeds the number which can be sold in such offering so as to have a significant adverse effect on the price, timing or distribution of the securities offered in such offering or the market for the Company's Common Stock, then the securities to be included in such Registration shall be (i) first, 100% of the securities that the Company proposes to sell,
(ii) second, and only if all the securities referenced in clause (i) have been included, the number of Registrable Securities that, in the opinion of such underwriter or underwriters, can be sold without having such adverse effect, allocated pro rata among the holders of all Registrable Securities that have requested pursuant to Section 2.2(a) to be included in such Registration, based on the fully diluted ownership of such holders (provided that any Registrable Securities allocated to any such holder pursuant to this clause (ii) that exceed such holder's request will be reallocated among the remaining requesting holders of Registrable Securities in like manner) and (iii) third, and only if all of the Registrable Securities referenced in clauses (i) and (ii) have been included, any other securities eligible for inclusion in such Registration.

                  (c) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1 hereof or shall relieve the Company of its obligations under Section 2.1 hereof.

         2.3 Lock-Up Period for the Company and Others. In the case of an Underwritten Offering, the Company agrees, if requested by the holders of a majority of any class of Registrable Securities or the managing underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning 7 days before, and ending 180 days (or such lesser period as may be permitted by such holders or such underwriter) after, the effective date of the Registration Statement filed in connection with such registration (or, in the case of an underwriting under a shelf registration, the date of the closing under the underwriting agreement), to the extent timely notified in writing by a holder of Registrable Securities covered by such Registration Statement or the managing underwriters (except, in each case, as part of such Underwritten Offering, if permitted, or pursuant to registrations on Forms S-4 or S-8 or any successor form to such Forms or otherwise as part of any registration of securities for offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement or Registration of securities issued solely in an acquisition or business combination). The Company agrees to use all reasonable efforts to obtain from each Current Investor and each holder of restricted securities of the Company the same as or similar to those being registered by the

Company, or any restricted securities convertible into or exchangeable or exercisable for any of its securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration if permitted. Without limiting the foregoing (but subject to Section 2.6), if after the date hereof the Company grants any Person any rights to demand or participate in, a Registration, the Company agrees that the agreement with respect thereto shall include such Person's agreement as contemplated by the previous sentence. In addition to the foregoing, each holder of Registrable Securities hereby agrees not to effect any public sale or distribution of equity securities of the Company, including any public sale pursuant to Rule 144 under the Securities Act, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of the Company's Initial Public Offering, unless the underwriters managing the Initial Public Offering otherwise agree. During such period, the Company may impose stop transfer instructions with respect to Registrable Securities to prohibit transfers in violation of the previous sentence.

         2.4 Registration Procedures.

                  (a) Actions by Company. In connection with the Company's registration obligations under Sections 2.1 and 2.2 hereof, the Company will use its best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as possible, and pursuant thereto the Company will, as expeditiously as possible:


                           (i) before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, (x) furnish to the underwriters, if any, and to the holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents will be subject to the review of such underwriters and such holders and their respective counsel and (y) except in the case of a registration under
         Section 2.2, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the holders of a majority of Registrable Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object;

                           (ii) prepare and, in the case of a Demand
         Registration, no later than 45 days after a request for a Demand Registration, file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its best efforts to cause such Registration Statement to become effective under the Securities Act; provided, however, that such period shall be 90 days if a request for a Demand Registration is made in the first 45 days of any year, and the Company cannot file such Demand Registration without audited financial statements for the prior calendar year under the rules of the SEC;

                           (iii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by the holders of a majority of the participating Registrable Securities, (y) reasonably requested by any participating holder (to the extent such request relates to information relating to such holder), or (z) necessary to keep such Registration effective for the Demand Period (in the case of a Demand Registration);

                           (iv) notify the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by the Company (a) when the Registration Statement or any amendment thereto has been filed or becomes effective, when the Prospectus or any amendment or supplement to the Prospectus has been filed, and, to furnish such selling holders and managing underwriter or underwriters, if any, with copies thereof,
         (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company contemplated by paragraph (xiv) below cease to be true and correct in all material respects and (e) of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                           (v) promptly notify each selling holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Registration Statement or the Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

                           (vi) make every reasonable effort to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus or suspending any qualification of the Registrable Securities at the earliest possible moment;

                           (vii) if reasonably requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the holders of a majority of the Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to, and the purchase price being paid therefor by, such underwriter or underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

                           (viii) furnish to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many conformed copies as such holder or managing underwriter may reasonably request of the Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

                           (ix) deliver to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such holder or managing underwriter may reasonably request (it being understood that the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as such selling holder or managing underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such holder or underwriter;

                           (x) on or prior to the date on which the Registration Statement is declared effective, use its best efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the managing underwriter, underwriters or agent, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "Blue Sky" laws of each state and other jurisdiction of the United States as any such selling holder, underwriter or agent, if any, or their respective counsel, reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

                           (xi) cooperate with the selling holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

                           (xii) use its best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

                           (xiii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company or such other form as is reasonably requested by the selling holders;

                           (xiv) make such representations and warranties to the holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

                           (xv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the holders of at least a majority of any class of Registrable Securities being sold or the managing underwriter or agent, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

                           (xvi) obtain for delivery to the holders of Registrable Securities being registered and to the underwriter, underwriters or agent, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement and, in the event of an Underwritten Offering, brought down to the date of execution of the underwriting agreement (if different from such effective date) and to the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to such holders, underwriters or agents and their respective counsel;

                           (xvii) obtain for delivery to the Company and the underwriter, underwriters or agent, if any, with copies to the holders of Registrable Securities (unless precluded by applicable accounting rules), a "comfort" letter from the Company's independent certified public accountants in customary form and covering such matters of the type customarily covered by "comfort" letters and such other matters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

                           (xviii) notify each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel of, and cooperate with such sellers and such underwriters or agents, if any, in connection with any filings required to be made with the NASD;

                           (xix) use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

                           (xx) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

                           (xxi) cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which any of the Company's securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company's securities are then quoted;

                           (xxii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a majority of the sellers of such Registrable Securities covered by such Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to each party referred to in this clause (xxii) entering into customary confidentiality agreements in a form reasonably acceptable to the Company);

                           (xxiii) make available senior management personnel of the Company to participate in, and cause them to cooperate with the holders or the managing underwriter in any Underwritten Offering in connection with "road show" and other customary marketing activities, including "one-on-one" meetings with prospective purchasers of the Registrable Securities to be sold in the Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary registered offering of its Common Stock;

                           (xxiv) promptly, after the issuance of an earnings release or upon the request of a holder, prepare a current report on Form 8-K with respect to such earnings release or a matter of disclosure as requested by such holder and file such Form 8-K with the SEC; and

                           (xxv) take such other actions as sellers of such Registrable Securities holding 51% of the shares to be sold shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

                  (b) Holders' Information. The Company may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of this Agreement. If any such registration statement refers to any holder of Registrable Securities by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder.

                  (c) Discontinuation of Disposition. Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(a)(v) hereof, such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.4(a)(v) hereof, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the Demand Period during which such Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.4(a)(v) hereof or is advised in writing by the Company that the use of the Prospectus may be resumed.

         2.5 Underwritten Offerings.

                  (a) Demand Registrations. If requested by the underwriters for any Underwritten Offering requested by holders of Registrable Securities pursuant to a Registration under Section 2.1, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, holders of a majority of the Registrable Securities to be included in such underwriting, and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.8. The holders of the Registrable Securities proposed to be distributed by such underwriters will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable suggestions of the Company regarding the form thereof. Such holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. Any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities, such holder's intended method of distribution and any other representations required by law.

                  (b) Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by
Section 2.2 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company will, if requested by any holder of Registrable Securities pursuant to Section 2.2 and subject to the provisions of Section 2.2(b), use its best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such holder among the securities of the Company to be distributed by such underwriters in such Registration. The holders of

Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such holders of Registrable Securities. Any such holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, such holder's Registrable Securities and such holder's intended method of distribution or any other representations required by law.

                  (c) Participation in Underwritten Registrations. No Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and
(ii) completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) required under the terms of such underwriting arrangements.

         2.6 No Inconsistent Agreements; Additional Rights. The Company will not hereafter enter into, and except as disclosed on Schedule 3.3 to the Investment Agreement and the Existing Registration Rights Agreements (as defined in the Investment Agreement), is not currently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement or otherwise conflicts with the provisions hereof.

         2.7 Registration Expenses.

                  (a) Expenses Paid by Company. All expenses incident to the Company's performance of or compliance with this Agreement will be paid by the Company (and, in the case of the filing of a Registration Statement, regardless of whether such Registration Statement becomes effective), including without limitation (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel as may be required by the rules and regulations of the NASD),
(ii) all fees and expenses of compliance with state securities or "Blue Sky" laws (including fees and disbursements of counsel in connection with "Blue Sky" qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or holders of a majority of the Registrable Securities being sold may designate), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and mailing and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all printing, mailing and delivery expenses incurred in the preparation and delivery of a Registration Statement or Prospectus, (v) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of cold comfort letters required by or incident to such performance), (vi) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vii) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system,
(viii) all applicable rating agency fees with respect to the Preferred Stock,
(ix) all reasonable fees and disbursements of one law firm or other counsel selected by the holders of a majority of the Registrable Securities being registered, (x) all reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities (except as set forth in Section 2.7(b) below), (xi) all fees and expenses of accountants to the holders of Registrable Securities being sold, (xii) all fees and expenses of any special experts retained by the Company in connection with any Demand Registration or Piggyback Registration and (xiii) fees and expenses of other Persons retained by the Company without limitation (all such expenses being herein called "Registration Expenses"). The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

                  (b) Expenses Not Paid by Company. The Company shall not be required to pay any fees and disbursements of underwriters not customarily paid by the issuers or sellers of securities, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities and the fees and expenses of counsel to the underwriters other than as provided in paragraph (a) above.

         2.8 Indemnification.

                  (a) Indemnification by Company. The Company will, and hereby agrees to, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its Affiliates and their respective officers, directors, shareholders, employees, advisors, agents, each other Person who participates as an underwriter, selling broker, dealer manager, or similar securities industry professional in the offering or sale of Registrable Securities, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing Persons (collectively, the "Indemnified Holder Parties") from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Holder Party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a "Loss" and collectively "Losses") arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any particular Indemnified Holder Party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement in reliance upon and in conformity with written information furnished to the Company by such Indemnified Holder Party through an instrument duly executed by such Indemnified Holder Party, specifically stating that it is for use in the preparation of such Registration Statement; and provided, further, that the Company will not be liable to any particular Indemnified Holder Party in any case to the extent that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any final, preliminary or summary Prospectus if such untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to such Prospectus and the relevant Indemnified Holder Party (having previously been furnished by or on behalf of the Company with a sufficient number of copies of the same on a timely basis), fails to deliver such Prospectus as so amended or supplement prior to or concurrently with the sales of the Registrable Securities to the Person asserting such loss, claim, damage, liability or expense. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any Indemnified Holder Party and shall survive the transfer of such securities by such holder.

                  (b) Indemnification by the Selling Holder of Registrable Securities. In the event of Registration of any Registrable Securities of the Company under the Securities Act pursuant to Sections 2.1 or 2.2 hereof, each selling holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors and officers and each Person who controls (within the meaning of the Securities Act and the Exchange Act) the Company (collectively, the "Indemnified Company Parties") from and against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any written information furnished to the Company through an instrument duly executed by such holder, specifically stating that it is for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder under the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

                  (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Holder Party or the Indemnified Company Party, as the case may be; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the Indemnified Holder Party or the Indemnified Company Party, as the case may be, has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other Indemnified Holder Parties or Indemnified Company parties, as the case may be, that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the Indemnified Holder Party or the Indemnified Company Party, as the case may be; provided, however, that the indemnifying party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Holder Party or the Indemnified Company Party, as the case may be, or any decree or restriction on the Indemnified Holder Party or the Indemnified Company Party, as the case may be, or its officers or directors. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Holder Party or Indemnified Company Party, as the case may be, of an unconditional release from all liability in respect to such claim or litigation or which would impose any material obligations on such Indemnified Holder Party or Indemnified Company Party, as the case may be. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Holder Party or Parties or Indemnified Company Party or Parties, as the case may be, unless (x) the employment of more than one counsel has been authorized in writing by the Indemnified Holder Party or Parties or the Indemnified Company

Party or Parties, as the case may be, (y) an Indemnified Holder Party or Indemnified Company Party, as the case may be, has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other Indemnified Holder Parties or Indemnified Company Parties, as the case may be, or (z) a conflict or potential conflict exists or may exist (based on advice of counsel to an Indemnified Holder Party or an Indemnified Company Party, as the case may be) between such Indemnified Holder Party or such Indemnified Company Party, as the case may be, and the other Indemnified Holder Parties or Indemnified Company Parties, as the case may be, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

                  (d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.8 is unavailable to an Indemnified Holder Party or an Indemnified Company Party, as the case may be, or insufficient to hold it harmless as contemplated by paragraphs (a) and (b) of this Section 2.8, then the indemnifying party shall contribute to the amount paid or payable by the Indemnified Holder Party or the Indemnified Company Party, as the case may be, as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the Indemnified Holder Party or the Indemnified Company Party, as the case may be, on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the Indemnified Holder Party or the Indemnified Company Party, as the case may be, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.8(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.8(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the Indemnified Holder Parties or the Indemnified Company Parties, as the case may be, relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this

Section 2.8, the indemnifying parties shall indemnify each Indemnified Holder Party or Indemnified Company Party, as the case may be, to the full extent provided in Sections 2.8(a) and 2.8(b) hereof without regard to the relative fault of said indemnifying parties or Indemnified Holder Party or Indemnified Company Party, as the case may be.

                  (e) Other Indemnification. Indemnification and contribution similar to that specified in the preceding subdivisions of this Section 2.8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act.

                  (f) Indemnification Payments. The indemnification required by this Section 2.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as and when bills are received or Losses are incurred.

         2.9 Rules 144 and 144A. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

         2.10 Effectiveness. This Agreement shall not become effective until the Closing. Prior to such time, the terms of the Previous Registration Rights Agreement shall remain in full force and effect.

         2.11 Star Cable Associates. The parties to this Agreement hereby agree that, upon (a) the execution by Star Cable Associates ("Star") of a consent and joinder agreement pursuant to which Star agrees to be bound by all of the provisions of this Agreement, and (b) the completion of the acquisition of substantially all the assets of Star by Universal Cable Holdings, Inc. ("Universal") pursuant to the Asset Purchase Agreement, dated as of October 14, 1999, by and between Universal and Star, then Star shall be bound by and entitled to the benefits of this Agreement as though it were an original party hereto, and all references to "Current Investors" herein shall be deemed to include Star.

SECTION 3. MISCELLANEOUS.

         3.1 Entire Agreement. This Agreement shall, as of the Closing, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement shall, as of the Closing, supercede the Previous Registration Rights Agreement.

         3.2 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         3.3 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

         3.4 Notices. Any notice provided for in this Agreement must be in writing and must be either (a) personally delivered, (b) sent by a recognized overnight courier service, to the recipient at the address below indicated or
(c) by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (b) above:

To the Company:            Classic Communications, Inc.
                           515 Congress Avenue
                           Austin, TX  78701
                           Attention:  J. Merritt Belisle
                           Fax: (512) 476-5204

With a copy to:            Skadden, Arps, Slate, Meagher & Flom (Illinois)
                           333 West Wacker Drive, Suite 2300
                           Chicago, IL  60606
                           Attention:  Peter C. Krupp, Esq.
                           Fax:  (312) 407-0411

With a copy to:            Winstead Sechrest & Minick P.C.
                           100 Congress Avenue, Suite 800
                           Austin, TX  78701
                           Attention:  Timothy E. Young
                           Fax:  (512) 370-2850


To Brera:                  Brera Classic, LLC
                           c/o Brera Capital Partners, LLC
                           712 Fifth Avenue
                           34th Floor
                           New York, NY  10019
                           Attention:  Lisa Hook
                           Fax:  (212) 835-1399

With a copy to:            Skadden, Arps, Slate, Meagher & Flom (Illinois)
                           333 West Wacker Drive, Suite 2300
                           Chicago, IL  60606
                           Attention:  Peter C. Krupp, Esq.
                           Fax:  (312) 407-0411

To Stockholders:           at the addresses listed on the signature pages
                           attached hereto.

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered, (y) one (1) day after the date such notice is delivered to the overnight courier service if sent by overnight courier or
(z) with respect to facsimiles, on the earlier of one (1) day after the date such facsimile is delivered to the overnight courier for confirmation or confirmation by telephone to the number designated herein;

provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

         3.5 Successors, Assigns and Transferees. (a) The registration rights of any holder under this Agreement with respect to any Registrable Securities may be transferred and assigned, provided that other than a transfer or assignment to Brera or an Affiliate of Brera, no such assignment shall be binding upon or obligate the Company to any such assignee unless and until (i) the Company shall have received notice of such assignment as herein provided, which notice shall
(A) reference this Agreement and (B) set forth the name and address of any assignee for the purpose of any notices hereunder or (ii) such assignee can establish its beneficial or record ownership of any Registrable Securities and shall have provided the Company with the information called for by clause (i)(B) of this Section 3.5(a), (iii) such assignee acquires at least twenty percent (20%) of the Registrable Securities held by a holder; provided that such Registrable Securities represent at least five percent (5%) of the Company's outstanding Common Stock; provided, further, that any assignment of registration rights to a limited or general partner of any holder will be without restriction as to minimum share holdings, and (iv) such assignee is not a competitor of the Company. Any transfer or assignment made other than as provided in the first sentence of this Section 3.5 shall be null and void.

                  (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the parties hereto other than the Company shall also be for the benefit of and enforceable by any subsequent holder of Registrable Securities, subject to the provisions contained herein.

         3.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         3.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

         3.8 Amendment; Waiver. (a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Company, the holders of a majority of Registrable Securities of each class then outstanding and, so long as it is a holder, Brera. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment, modification, waiver or consent authorized by this Section 3.8(a), whether or not such Registrable Securities shall have been marked accordingly.

                  (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  3.9 Counterparts. This Agreement may be executed in any number of separate counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

                  3.10 Representations and Warranties. Each party to this Agreement represents and warrants to each other party to this Agreement that (i) all action on the part of such party necessary for the authorization, execution, delivery and perfor mance of this Agreement has been taken and (ii) this Agreement is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  3.11 Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State, without regard to the principles of conflicts of laws except to the extent necessary to permit this Agreement to be governed by New York law as set forth above.

         3.12 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREE MENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY BUSINESS OR OTHER DISPUTES BETWEEN THE PARTIES (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENER ALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCA BLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVO CABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PRO VIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         3.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOW INGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOL LOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODI FICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEM PLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ACCORDINGLY, EACH PARTY ACKNOWLEDGES THAT IT HAS WAIVED ITS RIGHT TO SUE OR BE SUED IN TEXAS AND TO A JURY TRIAL. EACH PARTY HAS DISCUSSED THIS AGREEMENT WITH ITS COUNSEL AND AGREES TO BE BOUND BY ITS TERMS.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first written above.

                                            CLASSIC COMMUNICATIONS,  INC.


                                            By:  /s/ J. Merritt Belisle
                                               ---------------------------------
                                            Name:    J. Merritt Belisle
                                            Title:   Chief Executive Officer


                                            BRERA CLASSIC, LLC


                                            By:   /s/ Lisa A. Hook
                                               ---------------------------------
                                            Name:    Lisa A. Hook
                                            Title:   Authorized Signatory


                                            AUSTIN VENTURES, L.P.
                                            By:      AV PARTNERS, L.P.


                                            By:  /s/ Jeffery C. Garvey
                                               ---------------------------------
                                            Name:    Jeffery C. Garvey
                                            Title:   General Partner


                                            AUSTIN VENTURES III-A, L.P.
                                            By:      AV PARTNERS III, L.P.


                                            By:   /s/ Jeffery C. Garvey
                                               ---------------------------------
                                            Name:    Jeffery C. Garvey
                                            Title:   General Partner

                                            AUSTIN VENTURES III-B, L.P.


                                            By:      AV PARTNERS III, L.P.


                                            By:    /s/ Jeffery C. Garvey
                                               ---------------------------------
                                            Name:    Jeffery C. Garvey
                                            Title:   General Partner


                                            BA CAPITAL COMPANY, L.P.

                                            By:      BA SBIC MANAGEMENT, LLC
                                                     Its General Partner

                                            By:      BA EQUITY MANAGEMENT, L.P.,
                                                     Its sole member

                                            By:      BA EQUITY MANAGEMENT GP,
                                                     LLC
                                                     Its General Partner


                                            By:   /s/ Robert H. Sheridan, III
                                               ---------------------------------
                                            Name:    Robert H. Sheridan, III
                                            Title:   Managing Director

                                            THE BOARD OF TRUSTEES OF THE
                                            TEXAS GROWTH FUND, AS TRUSTEE FOR
                                            THE TEXAS GROWTH FUND - 1991 TRUST


                                            By: TGF Management Corp. as
                                                Executive Director


                                            By:   /s/ James J. Kozlowski
                                               ---------------------------------
                                            Name:    James J. Kozlowski
                                            Title:   President


                                            BT CAPITAL PARTNERS, INC.


                                            By:   /s/ Robert J. Marakovits
                                               ---------------------------------
                                            Name:    Robert J. Marakovits
                                            Title:   President


                                            UNIONBANCAL VENTURE
                                            CORPORATION


                                            By:   /s/ Craig Dougherty
                                               ---------------------------------
                                            Name:    Craig Dougherty
                                            Title:   President


                                            THE CHASE MANHATTAN BANK, N.A.

                                            By:  /s/ Edmond DeForest
                                               ---------------------------------
                                            Name:    Edmond DeForest
                                            Title:   Vice President

                                            J. MERRITT BELISLE


                                            By:  /s/ J. Merritt Belisle
                                               ---------------------------------

                                            STEVEN E. SEACH


                                            By:  /s/ Steven E. Seach
                                               ---------------------------------

                                            BRYAN D. NOTEBOOM


                                            By:   /s/ Bryan D. Noteboom
                                               ---------------------------------